                                                                    EXHIBIT 99.1

(UNITED STATES LIME & MINERALS LOGO)

               UNITED STATES LIME & MINERALS, INC. - NEWS RELEASE

FOR IMMEDIATE RELEASE                                  Contact: Timothy W. Byrne
                                                                  (972) 991-8400

                      UNITED STATES LIME & MINERALS REPORTS
                FIRST QUARTER 2003 RESULTS AND DECLARES DIVIDEND


         Dallas, Texas, May 1, 2003 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2003 results: The Company reported a net loss of $271,000 ($0.05 per share) in the first quarter 2003, compared to a net loss of $471,000 ($0.08 per share) in the first quarter 2002. Revenues increased by 6.4% to $9,556,000 compared to $8,977,000 for the prior year period.

         The Company's gross profit was $1,749,000 for the first quarter 2003, compared to $1,837,000 for the first quarter 2002, a 4.8% decrease. The gross profit decline was primarily due to increased natural gas costs. Also, a winter ice storm in Texas caused the loss of approximately two days of sales and a natural gas curtailment to the Company's Texas plant that resulted in reduced production levels.

         "Although natural gas prices have declined from their highs during the quarter, they continue to exceed 2002 price levels," Timothy W. Byrne, President and Chief Executive Officer, commented. "In response to the increase in natural gas prices, we implemented natural gas surcharges on our pulverized limestone products in early March that offset a portion of our increased natural gas costs. Due to lower domestic inventories of natural gas, we expect prices to remain higher than in the previous year. Therefore, we intend to continue the natural gas surcharges on pulverized limestone products in a continued effort to offset most of the increased costs."

         In addition, the Company announced that the Board of Directors today declared its regular quarterly cash dividend of $0.025 (2 1/2 cents) per share, payable on June 17, 2003, to shareholders of record at the close of business on June 2, 2003.

         United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.

         Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.


                                 (Tables Follow)


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                       United States Lime & Minerals, Inc.

                      Condensed Consolidated Financial Data
                    (In thousands, except per share amounts)
                                   (Unaudited)



                                                     Quarter Ended
                                                       March 31,
                                               ------------------------
                                                  2003          2002
                                               ----------    ----------
INCOME STATEMENTS

Revenues                                       $    9,556         8,977
                                               ----------    ----------
Gross profit                                   $    1,749         1,837
                                               ----------    ----------
Operating profit                               $      690           879

Interest expense                                    1,021         1,114
Other (income), net                                   (12)          378
Income tax expense (benefit)                          (48)         (142)
                                               ----------    ----------
Net Loss                                       $     (271)         (471)
                                               ==========    ==========

Loss per share of common stock:
        Basic                                  $    (0.05)        (0.08)
        Diluted                                $    (0.05)        (0.08)

Weighted average shares outstanding:
        Basic                                       5,800         5,800
        Diluted                                     5,800         5,800

                                                      MARCH 31,  December 31,
                                                        2003         2002
                                                     ----------  ------------
BALANCE SHEETS

ASSETS:
    Current assets                                   $   12,410       10,472
    Property, plant and equipment, net                   70,627       70,406
    Deferred tax assets, net                              2,359        2,359
    Other assets                                          1,240        1,282
                                                     ----------   ----------
        Total assets                                 $   86,636       84,519
                                                     ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
    Current liabilities                              $   11,335        7,958
    Long-term debt, excluding current installments       36,667       37,500
    Other liabilities                                       745          755
    Stockholders' equity                                 37,889       38,306
                                                     ----------   ----------
        Total liabilities and stockholders' equity   $   86,636       84,519
                                                     ==========   ==========


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